UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2011

FNB BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws.

The Board of Directors of FNB Bancorp (the “Company”) has approved an amendment and restatement of the Bylaws so as to reflect (a) the current wording of Article III, Section 16 of the Bylaws regarding the number of Directors, and (b) a clarification of Section 36 of the Bylaws regarding the Chairperson of the Board. A copy of the Bylaws, amended through October 28, 2011, is included as Exhibit 3.2 to this report and is incorporated herein by reference.

On September 19, 2011, the Company filed a Current Report on Form 8-K to report the consummation of a SBLF Securities Purchase Agreement signed with the Secretary of the Treasury (“Treasury”) on September 15, 2011, pursuant to which the Company issued and sold to Treasury a total of 12,600 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). As also reported, Article III, Section 16 of the Company’s Bylaws were amended to provide that so long as the Series C Preferred Stock remains outstanding, in the event the Company fails to pay dividends on the Series C Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the authorized number of directors of the Company will automatically increase by two. The Company is required by a letter agreement signed with Treasury to maintain, so long as any shares of Series C Preferred Stock remain outstanding, at least two open director seats for the holder(s) of the Series C Preferred Stock under such circumstances.

Section 36 of the Bylaws, as amended, requires the Chairperson of the Board to be an outside (non-employee) member of the Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith.

Exhibit	Description of Exhibit

3.2	Bylaws of FNB Bancorp (as amended through October 28, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: October 28, 2011.	By:	/s/ David A. Curtis
David A. Curtis
Senior Vice President and
Chief Financial Officer